                           SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                  Act of 1934
                               (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_]Confidential, for Use of the
[X] Preliminary Proxy Statement              Commission Only (as Permitted by
                                             Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           Cypress Bioscience, Inc.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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      pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
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    paid previously. Identify the previous filing by registration statement
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

                            CYPRESS BIOSCIENCE, INC.

                    Notice Of Annual Meeting Of Stockholders

                        To Be Held On September 14, 1999

TO THE STOCKHOLDERS OF CYPRESS BIOSCIENCE, INC.:

Notice is Hereby Given that the Annual Meeting of Stockholders of Cypress Bioscience, Inc., a Delaware corporation (the Company), will be held on September 14, 1999 at 10:00 a.m. local time at the Company's offices located at 4350 Executive Drive, Suite 325, San Diego, California 92121 for the following purposes:

  1. To elect one director to hold office until the 2002 Annual Meeting of Stockholders or until his successor is duly elected and qualified;

  2. To approve a series of amendments to the Company's Amended and Restated Certificate of Incorporation to effect, at any time prior to the 2000 Annual Meeting of Stockholders, a reverse stock split of the Company's Common Stock whereby each outstanding 2, 2.5, 3, 3.5 or 4 shares, would be combined, converted and changed into one share of Common Stock, with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments as permitted under Section 242(c) of the Delaware General Corporation Law, to be determined by the Board of Directors;

  3. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 60,000,000 to 75,000,000 shares;

  4. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and

  5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   The Board of Directors has fixed the close of business on August 6, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          Carl F. Bobkoski
                                          Corporate Secretary

San Diego, California
August 13, 1999

   All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                            CYPRESS BIOSCIENCE, INC.
                        4350 Executive Drive, Suite 325
                              San Diego, CA 92121

                               ----------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                               September 14, 1999

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed proxy is solicited on behalf of the Board of Directors of Cypress Bioscience, Inc., a Delaware corporation (the Company), for use at the Annual Meeting of Stockholders to be held on September 14, 1999, at 10:00 a.m. local time (the Annual Meeting), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices located at 4350 Executive Drive, Suite 325, San Diego, California 92121. The Company intends to mail this proxy statement and accompanying proxy card on or about August 13, 1999, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

   The Company will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of the Proxy Statement, the proxy card and any additional information furnished to stockholders of the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock of the Company beneficially owned by others to forward to such beneficial owners. The Company may reimburse such banks, brokerage houses, fiduciaries and custodians for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, a professional proxy solicitation firm. No additional compensation will be paid to directors, officers or other regular employees for such services, but any professional proxy solicitation firm used by the Company will be paid its customary fee.

Voting Rights and Outstanding Shares

   The Board has fixed August 6, 1999 as the record date (the Record Date) for the determination of stockholders entitled to vote at the Annual Meeting. Only holders of record of the Company's Common Stock, $.02 par value per share (the Common Stock), at the close of business on August 6, 1999 will be entitled to notice of and to vote at the Annual Meeting. The only outstanding class of capital stock of the Company is its Common Stock. At the close of business on
the Record Date, there were outstanding and entitled to vote    shares of
Common Stock. Each share of Common Stock entitles the holder of record on the Record Date to one vote on all matters to be voted upon at the Annual Meeting. Pursuant to the Company's Bylaws, the presence in person or by proxy of the holders of record of one-third (1/3) of the issued and outstanding shares of Common Stock of the Company entitled to vote is required to constitute a quorum for the transaction of business at the meeting.

   All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Except for Proposals 2 and 3, broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. With respect to Proposals 2 and 3, abstentions and broker non-votes will have the same effect as negative votes.

   All proxies will be voted in accordance with the instructions contained in the proxy. If no choice is made on your signed proxy card that is returned to the Company, the shares represented by your executed proxy will be voted FOR
(i) Proposal 1 the election of managements nominee for director to the class whose next term expires as of the 2002 Annual Meeting, (ii) Proposal 2 to approve a series of amendments to the Company's Amended and Restated Certificate of Incorporation to effect, at any time prior to the 2000 Annual Meeting of Stockholders, a reverse stock split of the Company's Common Stock as more fully described in Proposal 2 herein, (iii) Proposal 3to approve an amendment to the Company's Amended and Restated Certificate to increase the authorized number of shares of Common Stock from 60,000,000 to 75,000,000 and
(iv) Proposal 4 to ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999. If the instruction on your proxy card specifies ABSTAIN with respect to a particular proposal, the shares represented by your executed proxy card will be counted as an abstention for such proposal.

Revocability of Proxies

   Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 4350 Executive Drive, Suite 325, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

   The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2000 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is April 15, 2000. Unless a stockholder who wishes to bring a matter before the stockholders at the Company's 2000 annual meeting of stockholders notifies the Company of such matter prior to June 29, 2000, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

   The Company's Bylaws provide that the Board shall be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors to serve on the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such directors successor is elected and qualified.

   Under the Company's Bylaws, there shall be not less than three nor more than nine directors, as determined from time to time by resolution of the Board. There are presently six directors serving on the Board and there is one vacancy.

   There is one director in the class whose term of office expires as of the Annual Meeting. The nominee for election to this class, Mr. Philip J. O'Reilly, is currently a director of the Company. Mr. O'Reilly was originally elected to the Board in 1994 by the Board. If elected at the Annual Meeting, Mr. O'Reilley will serve until the 2002 Annual Meeting of Stockholders and until his successor is elected and qualified, or until the earlier of his death, resignation or removal.

   Election of the nominee will require the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Mr. O'Reilley. Mr. O'Reilley has agreed to serve if elected, and management has no reason to believe that the nominee will be unable to serve. In the event that Mr. O'Reilley should be unavailable to serve as a result of an unexpected occurrence, such shares will be voted (unless the proxy card is marked to the contrary) for the election of such substitute nominee, if any, as management may recommend. It is believed that all officers and directors of the Company will vote their respective shares in favor of Mr. O'Reilley.

   Set forth below is biographical information for the nominee for election for a three-year term expiring at the 2002 Annual Meeting and each person whose term of office as a director will continue after the Annual Meeting.

Nominee for Election for a Three-Year Term Expiring at the 2002 Annual Meeting

   Philip J. O'Reilly, 59, has been a director of the Company since 1994. He is a partner in the law firm of O'Reilly, Marsh, Kearney & Corteselli P.C., in Mineola, New York. He has been in private practice for more than 20 years. Mr. O'Reilly also serves as a director of Excaliber Technologies Corporation.

                       The Board of Directors Recommends
                     a Vote in Favor of the Named Nominee.

Directors Continuing in Office Until the 2000 Annual Meeting

   Jay D. Kranzler, M.D., Ph.D., 41, was appointed Chief Executive Officer and a Director of the Company in December 1995. In November 1997, Dr. Kranzler also assumed the position of Chief Financial Officer, and in April 1998, was appointed as Chairman of the Board. Dr. Kranzler also served as Vice Chairman from December 1995 until April 1998 and as Chief Scientific Officer from April 1996 until February 1999. From January 1989 until August 1995, Dr. Kranzler served as President, Chief Executive Officer and a director of Cytel Corporation, a publicly held biotechnology company. Dr. Kranzler has been an adjunct member of the Research Institute of Scripps Clinic since January 1989. Before joining Cytel, Dr. Kranzler was employed by McKinsey & Company, a management-consulting firm, from 1985 to January 1989 as a consultant specializing in the pharmaceutical industry.

   Richard M. Crooks, Jr., 59, has been a director of the Company since 1991. He has been President of RMC Consultants, a financial advisory services firm, since June 1990. Mr. Crooks is a director of and consultant to Allen & Company Incorporated, a privately held investment-banking firm, which is one of the Company's principal stockholders. He served as a Managing Director of Allen & Company Incorporated for more than five years prior to June 1990. Mr. Crooks is also a director of Excalibur Technologies Corporation.

   David Golde, M.D., 58, has been a director of the Company since April 1998. Dr. Golde has been the Physician-in-Chief of Memorial Sloan-Kettering Cancer Center since 1991. He has been a Professor of Medicine at Cornell University Medical College since 1991 and at UCLA School of Medicine since 1979. Dr. Golde is also a director of Eron, Inc. Dr. Golde is a consultant to numerous medical and research institutions.

Directors Continuing in Office Until the 2001 Annual Meeting

   Jack H. Vaughn, 78, has served as a director of the Company since 1991. Currently, Mr. Vaughn is Chairman of ECOTRUST, a foundation promoting environmentally friendly development in the Pacific Northwest. From 1988 to 1992, he was the U.S. Government's Senior Environmental Advisor for Central America. Prior to that, Mr. Vaughn had been the founding Chairman of Conservation International, a private foundation encouraging biological diversity. Mr. Vaughn was a director of Allegheny & Western Energy Corporation from 1981 through 1995 and was a member of its Compensation Committee.

   Samuel D. Anderson, 63, has been a director of the Company since April 1998. Currently, Mr. Anderson is an independent consultant for various medical, pharmaceutical and biotechnology companies. He has held Board of Director positions at Hycor Biomedical, Inc. since 1986 and Sera Care Inc. since 1996. He was named Chairman of the Board of Directors at Hycor in 1998. From 1990 to 1991, he was the President and Chief Executive Officer of Trancel Corporation, a biotechnology company. From 1984 to 1989 Mr. Anderson was the Chief Executive Officer of Alpha Therapeutics Corporation, a blood plasmafractionator, and between 1989 and 1990 served as its Chairman of the Board.

Background of Non-Director Executive Officers

   R. Michael Gendreau, M.D., Ph.D., 43, was appointed Vice President of Research and Development and Chief Medical Officer of the Company in December 1996 and was promoted to Executive Vice President of Research and Development and Chief Scientific Officer in February 1999. Dr. Gendreau joined the Company in 1994 and held various positions from 1994 through 1996, including Executive Director of Scientific Affairs. From 1991 to 1994, Dr. Gendreau was Vice President of Research and Development and Chief Medical Officer for MicroProbe Corporation, a developer and manufacturer of DNA probe-based diagnostic equipment

   Carl F. Bobkoski, 46, was appointed President and Chief Operating Officer in March 1999. Prior to joining the Company, from May 1995 to February 1999, Mr. Bobkoski served as Executive Vice President of Signal Pharmaceuticals, Inc., a biopharmaceutical company. From 1990 to 1995, Mr. Bobkoski was Executive Vice President and a director at Gensia, Inc ("Gensia"), a biopharmaceutical company, where he was responsible for directing all commercialization activities for proprietary products, overseeing the operations of Gensia Laboratories, Ltd., a wholly-owned subsidiary of Gensia, and supervising product development, finance, management information systems and corporate development.

Board Committees

   The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. In addition, the Stock Option Committee has a Non-Executive Officer Stock Option Committee. The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the auditors' comments (out of the presence of management) as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three directors: Messrs. Vaughn (Chairman), Crooks and O'Reilly.

   The Compensation Committee makes recommendations based on management's inputs concerning salaries and incentive compensation, awards stock options to executives under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three directors: Messrs. Vaughn, Crooks and O'Reilly.

   The Stock Option Committee considers and recommends to the Board of Directors the number and terms of stock options to be granted to officers and employees of the Company. The Stock Option Committee is composed of two directors: Messrs. Crooks and O'Reilly.

   The Non-Executive Officer Stock Option Committee was created by the Stock Option Committee in February 1996. It has the authority to grant certain numbers of options to employees who are not executive officers of the Company; provided, however, that the number of options granted to employee by the Non-Executive Officer Stock Option Committee is limited to 200,000 each period between Board meetings. The Non-Executive Officer Stock Option Committee is composed of one director: Dr. Kranzler.

                                   PROPOSAL 2

  AMENDMENTS TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A
                              REVERSE STOCK SPLIT

Background

   In 1998, the stockholders of the Company approved a proposal that provided the Board of Directors with the ability to implement a reverse stock split meeting certain parameters at any time prior to the Company's 1999 Annual Stockholders Meeting. The Board of Directors, after consideration of many factors, including the existing and expected marketability and liquidity of the Common Stock, prevailing market conditions and the likely effect on the market price of the Common Stock, determined that effecting a reverse stock split before the Company's 1999 Annual Stockholders Meeting was not in the best interests of the stockholders. However, the Board of Directors has determined that a reverse stock split may still be in the best interests of the Company and the stockholders in the future and on July 20, 1999, the Board of Directors considered and unanimously adopted resolutions declaring the advisability of a series of proposed amendments to the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") to effect, at any time prior to the Company's 2000 Annual Meeting of Stockholders in the discretion of the Board pursuant to Section 242(c) of the Delaware General Corporation Law, reverse stock splits of the Company's Common Stock whereby each outstanding 2, 2.5, 3, 3.5 or 4 shares, would be combined, converted and changed into one share of Common Stock (the "Reverse Stock Splits") with the effectiveness of one of such amendments and the abandonment of the other Reverse Stock Splits amendments, or the abandonment of all of such amendments, to be determined by the Board.

   If the Board determines to effect one of the Reverse Stock Splits (the "Effective Reverse Stock Split") by filing the applicable amendment with the Secretary of State of the State of Delaware, all other amendments shall be abandoned. Approval of the Reverse Stock Splits will authorize the Board in its discretion to effectuate the Effective Reverse Stock Split in any of the following ratios: 1:2, 1:2.5, 1:3, 1:3.5, or 1:4, or to not effect any of the Reverse Stock Splits. The Board believes that stockholder approval of selected exchange ratios within an exchange ratio range (as opposed to approval of a specified exchange ratio) in which the Reverse Stock Splits may be effected will provide the Board with maximum flexibility to achieve the purposes of the Reverse Stock Splits and, therefore, is in the best interests of the Company and its stockholders. See Reasons for the Effective Reverse Stock Split below.

   If the Reverse Stock Splits are approved by the stockholders and following such approval the Board determines an Effective Reverse Stock Split is in the best interest of the Company and its stockholders, the Restated Certificate of Incorporation would be amended accordingly. The text of the form of amendments to the Restated Certificate of Incorporation, one of which would be filed with the Secretary of State of the State of Delaware to effect the Effective Reverse Stock Split, are set forth in Appendix A-1 through A-5 to this Proxy

Statement; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the Effective Reverse Stock Split.

Reasons for the Effective Reverse Stock Split

   The Board believes that the Effective Reverse Stock Split may be desirable for a number of reasons, all of which were set forth in last years Proxy Statement. First, the Effective Reverse Stock Split would be intended to improve the Company's ability to raise new capital. Second, the Board believes that the Effective Reverse Stock Split would improve the marketability and liquidity of the Company's Common Stock. Finally, the Board believes that the Effective Reverse Stock Split would enhance the Company's ability to have its Common Stock included for listing on the Nasdaq National Market System (the "Nasdaq/NMS").

   The Company will require additional sources of capital to fund its existing and future product development efforts and clinical trials and to fund continuing operations. In meetings with its financial advisors, the Company has been advised that an increase in per share value of the Common Stock, which the Company expects as a consequence of the Effective Reverse Stock Split, may enhance the attractiveness of the Common Stock for certain segments of the investing public and broaden the investor pool from which the Company might be able to obtain additional financing. For example, because of the trading volatility often associated with low-priced stocks, as a matter of policy many institutional investors are prohibited from purchasing such stocks. For the same reason, brokers often discourage their customers from purchasing such stocks. The reduction in the number of outstanding shares of Common Stock caused by the Effective Reverse Stock Split is anticipated initially to increase proportionally the per share market price of the Common Stock. However, because some investors may view the Effective Reverse Stock Split negatively in that it reduces the number of shares available in the public market, there would be no assurance that the market price of the Common Stock would reflect proportionately the Effective Reverse Stock Split, or that such price, if it does rise proportionally to such levels, would be sustained or continue to escalate in the future.

   The Board also believes that the increased market price of the Common Stock expected as a result of the Effective Reverse Stock Split would improve the marketability and liquidity of the Common Stock and would encourage interest and trading in the Common Stock. As previously noted, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because broker's commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. If the Effective Reverse Stock Split is implemented, however, holders of fewer than 100 shares of Common Stock ("odd-lots") after the Effective Reverse Stock Split is effected may be charged brokerage fees that are proportionately higher than holders of more than 100 shares of Common Stock ("round-lots"). The Board is hopeful that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

   The Board also believes that the Effective Reverse Stock Split would enhance the Company's ability to have its stock included in and listed on the Nasdaq/NMS, thereby potentially increasing the marketability and liquidity of the Company's Common Stock. The Company's Common Stock is currently traded in the over-the-counter market and is quoted on the Nasdaq SmallCap Market under the symbol "CYPB". During the period from January 1, 1999 to June 30, 1999, the closing sales price per share of the Company's Common Stock ranged from a high of $3.94 to a low of $2.75. There are several requirements that the Company must meet before its Common Stock would be eligible for initial inclusion on the Nasdaq/NMS, one of which is that the Company's Common Stock have a minimum market price of $5.00. The Board believes that the Company currently is able to satisfy all of the Nasdaq/NMS initial listing requirements except the $5.00 minimum market price requirement. Although there can be no assurance that the Company will be able to satisfy the Nasdaq/NMS listing requirements in the future, the Board believes that the Effective Reverse Stock Split, when implemented within the proposed exchange ratio, will result in the market price of the Company's Common Stock rising to the level necessary to satisfy the Nasdaq/NMS's $5.00 minimum market price initial listing requirement.

Board Discretion to Implement Effective Reverse Stock Split

   If the Reverse Stock Splits are approved by the stockholders of the Company at the Annual Meeting, the Effective Reverse Stock Split will be effected, if at all, only upon a determination by the Board that one of the Reverse Stock Splits (with an exchange ratio determined by the Board as described above) is in the best interests of the Company and its stockholders. Such determination shall be based upon certain factors, including existing and expected marketability and liquidity of the Common Stock, prevailing market conditions and the likely effect on the market price of the Common Stock. Notwithstanding approval of the Reverse Stock Splits by the stockholders, as was the case with last year's approval by the stockholders, the Board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Delaware Secretary of State not to effect any of the Reverse Stock Splits prior to the 2000 Annual Meeting of Stockholders, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board fails to implement any of the Reverse Stock Splits prior to such meeting, stockholder approval again would be required prior to implementing any reverse stock split.

Effects of the Effective Reverse Stock Split on Registration and Voting Rights

   The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Effective Reverse Stock Split would not affect the registration of the Common Stock under the Exchange Act. After the Effective Reverse Stock Split, the Common Stock would continue to be reported on the Nasdaq SmallCap Market under the symbol "CYPB" (although Nasdaq would likely add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate that the Effective Reverse Stock Split has occurred).

   Proportionate voting rights and other rights of the holders of Common Stock would not be affected by the Effective Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the effective time of the Effective Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of Common Stock after the Effective Reverse Stock Split. Although the Effective Reverse Stock Split would not affect the rights of stockholders or any stockholder's proportionate equity interest in the Company (subject to the treatment of fractional shares), the number of authorized shares of Common Stock would not be reduced and would increase significantly the ability of the Board to issue such authorized and unissued shares without further stockholder action. The number of stockholders of record would not be affected by the Effective Reverse Stock Split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Effective Reverse Stock Split).

Effect of the Effective Reverse Stock Split on the Authorized but Unissued Shares of Common Stock

   In addition, the number of authorized but unissued shares of Common Stock effectively will be increased significantly by the Effective Reverse Stock Split. For example, based on the 46,036,508 shares of Common Stock outstanding on June 30, 1999, and assuming that Proposal 3 is approved and implemented, the 75,000,000 shares of Common Stock that will be authorized under the Restated Certificate of Incorporation, a one-for-three reverse stock split (the mid-point of the exchange ratios of the proposed Reverse Stock Splits) would have the effect of increasing the number of authorized but unissued shares of Common Stock from 28,963,492 to approximately 59,654,498. The issuance of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock. The effective increase in the number of authorized but unissued shares of Common Stock and Preferred Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company's Restated Certificate of Incorporation or Bylaws.

Effect of the Effective Reverse Stock Split on Stock Options, Warrants and Par Value

   The Effective Reverse Stock Split would effect a reduction in the number of shares of Common Stock available for issuance under the Company's 1996 Equity Incentive Plan (the "1996 Plan") in proportion to the exchange ratio of the Effective Reverse Stock Split. The number of shares of Common Stock currently authorized for issuance under the 1996 Plan is 10,000,000 (prior to giving effect to the Effective Reverse Stock Split). The par value of the Company's Common Stock and Preferred Stock would remain at $0.02 per share following the effective time of the Effective Reverse Stock Split, while the number of shares of Common Stock issued and outstanding would be reduced. Consequently, the aggregate par value of the issued and outstanding Common Stock also would be reduced.

   The Company also has outstanding certain stock options and warrants to purchase shares of Common Stock. Under the terms of the outstanding stock options and warrants, the Effective Reverse Stock Split will effect a reduction in the number of shares of Common Stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the Effective Reverse Stock Split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. In connection with the Effective Reverse Stock Split, the number of shares of Common Stock issuable upon exercise of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

Effective Date

   The Effective Reverse Stock Split would become effective as of 5:00 p.m. Eastern time on the date of filing (the "Effective Date") of a Certificate of Amendment to the Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the Effective Date, shares of Common Stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined and converted into new shares of Common Stock in accordance with the Effective Reverse Stock Split ratio determined by the Board within the limits set forth in this Proposal.

Payment for Fractional Shares

   No fractional shares of Common Stock would be issued as a result of the Effective Reverse Stock Split. In lieu of any such fractional share interest, each holder of Common Stock who as a result of the Effective Reverse Stock Split would otherwise receive a fractional share of Common Stock will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of the Common Stock on the Effective Date as reported in the Wall Street Journal by (ii) the number of shares of Common Stock held by such holder that would otherwise have been exchanged for such fractional share interest. Such amount would be issued to such holder in the form of a check in accordance with the exchange procedures outlined under Exchange of Stock Certificates, below.

Exchange of Stock Certificates

   Shortly after the Effective Date, each holder of an outstanding certificate theretofore representing shares of Common Stock will receive from American Stock Transfer & Trust Company, as the Company's exchange agent (the "Exchange Agent") for the Effective Reverse Stock Split, instructions for the surrender of such certificate to the Exchange Agent. Such instructions will include a form of Transmittal Letter to be completed and returned to the Exchange Agent. As soon as practicable after the surrender to the Exchange Agent of any certificate which prior to the Effective Reverse Stock Split represented shares of Common Stock, together with a duly executed Transmittal Letter and any other documents the Exchange Agent may specify, the Exchange Agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of Common Stock into which the shares of Common Stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share interest. Each certificate representing shares of Common Stock issued in connection with the Effective Reverse Stock Split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of Common Stock. Until surrendered as contemplated herein, each certificate which immediately prior to the Effective Reverse Stock Split represented any shares of Common Stock shall be deemed at and after the Effective Reverse Stock Split to represent the number of full shares of Common Stock contemplated by the preceding sentence.

   No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate which prior to approval of the Effective Reverse Stock Split represented any shares of Common Stock, except that if any certificates of Common Stock are to be issued in a name other than that in which the certificates for shares of Common Stock surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance shall pay to the Company any transfer taxes payable by reason thereof (or prior to transfer of such certificate, if any) or establish to the satisfaction of the Company that such taxes have been paid or are not payable,
(ii)such transfer shall comply with all applicable federal and state securities laws, and (iii) such surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer.

No Appraisal Rights

   Under Delaware law, stockholders of the Company would not be entitled to appraisal rights with respect to the Effective Reverse Stock Split.

Material Federal Income Tax Consequences of the Effective Reverse Stock Split

   A summary of the material federal income tax consequences of the proposed Effective Reverse Stock Split on the Company and to individual stockholders is set forth below. The following discussion is based upon present federal income tax law. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed Effective Reverse Stock Split. In addition, the Company has not and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed Effective Reverse Stock Split. ACCORDINGLY, STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE DETAILED INFORMATION REGARDING THE EFFECTS OF THE PROPOSED EFFECTIVE REVERSE STOCK SPLIT ON THEM UNDER APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX LAWS.

   It is intended that the Effective Reverse Stock Split would constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended. Assuming that the Effective Reverse Stock Split qualifies as a reorganization, the following federal income tax consequences should result:

     1. Stockholders will not recognize any gain or loss as a result of the Effective Reverse Stock Split except to the extent a stockholder receives cash instead of a fractional share. To the extent a stockholder receives cash instead of a fractional share, for tax purposes the stockholder will be deemed to have sold the fractional share to the Company. Although it is impossible to predict with certainty the tax consequences to any individual stockholder, in all probability, such stockholder will recognize a gain or loss as a result of the repurchase of a fractional share equal to the difference between (i) the stockholder's proportionate adjusted basis in such fractional share, and (ii) the cash amount received for such fractional share. Any gain will be treated as short-term capital gain taxable at a maximum federal income tax rate of

  39.6% if the stockholder has held his shares for one year or less prior to the Effective Date, or long-term capital gain taxable at a maximum federal income tax rate of 20% if the stockholder has held his shares for more than one year prior to the Effective Date.

     2. The aggregate tax basis of the shares of Common Stock received by the stockholder in the Effective Reverse Stock Split would equal the aggregate tax basis of the shares of Common Stock held by the stockholder immediately prior to the Effective Date of the Effective Reverse Stock Split reduced by any basis allocated to a fractional share for which the stockholder receives cash. The stockholder will be able to "tack" the holding period of the Common Stock prior to the Effective Reverse Stock Split to the holding period of the Common Stock received by the stockholder as a result of the Effective Reverse Stock Split, provided that the shares of Common Stock were capital assets in the hands of the stockholder.

     3. The Company will not recognize gain or loss as a result of the Effective Reverse Stock Split.

Required Vote

   The affirmative vote of the holders of a majority of the shares of the Common Stock, will be required to approve the Reverse Stock Splits and the amendment to the Restated Certificate to effect the Effective Reverse Stock Split. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                      The Board of Directors Unanimously
                   Recommends a Vote in Favor of Proposal 2

                                  PROPOSAL 3

      APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

   The Board of Directors has adopted, subject to stockholder approval, an amendment to the Restated Certificate of Incorporation to increase the Company's authorized number of shares of Common Stock from 60,000,000 shares to 75,000,000 shares.

   The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to the issuance of additional shares of Common Stock, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted by the stockholders, it will become effective upon filing of a Certificate of Amendment of the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

   In addition to the 46,036,508 shares of Common Stock outstanding at June 30, 1999, the Board has reserved 10,099,882 shares for issuance upon exercise of options and rights granted under the Company's stock option and stock purchase plans, options granted outside the plans and up to approximately 631,596 shares of Common Stock which may be issued upon exercise of privately-held warrants and 7% convertible debentures. As of June 30, 1999, there were 3,232,014 shares of Common Stock authorized and not otherwise reserved for issuance. In the event this Proposal 3 is approved and implemented, there would be 18,232,014 shares of Common Stock authorized and not otherwise reserved for issuance.

   Although at present the Board of Directors has no other plans to issue the additional shares of Common Stock, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the company's business or product lines through the acquisition of other businesses or products.

   The additional shares of Common Stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could adopt a "poison pill" which would, under certain circumstances related to an acquisition of shares not approved by the Board of Directors, give certain holders the right to acquire additional shares of Common Stock at a low price, or the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of this proposal 3 could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Required Vote

   The affirmative vote of the holders of a majority of the shares of the Common Stock, will be required to approve this amendment to the Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                       The Board of Directors Recommends
                         a Vote in Favor of Proposal 3.

                                   PROPOSAL 4

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   The Board has selected Ernst & Young LLP to continue as the Company's independent auditors for the fiscal year ending December 31, 1999 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the Company's financial statements since the fiscal year ended December 31, 1994. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   Stockholder ratification of the selection of Ernst & Young as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Required Vote of Stockholders

   The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young as the Company's independent auditors. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. The Board unanimously approved the selection of Ernst & Young and believes that all officers and directors will vote their respective shares in favor of this Proposal 4.

                       The Board of Directors Recommends
                         a Vote in Favor of Proposal 4.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information as of March 1, 1999 with respect to (i) each stockholder known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding common stock or Series A Preferred Stock of the Company, (ii) each director, (iii) each Named Executive Officer and (iv) all directors and Named Executive Officers of the Company as a group. Except as set forth below, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

                                                                      Amount and Nature of
                                                                     Beneficial Ownership of Percent of Class of
Beneficial Owner of Common Stock (1)                                    Common Stock (2)      Common Stock (2)
------------------------------------                                 ----------------------- -------------------
Allen & Company Incorporated.......................................         7,328,307(3)            16.9%
 711 Fifth Avenue
 New York, New York 10022
Paramount Capital Asset Management, Inc............................        10,117,302(4)            23.7%
 787 Seventh Avenue, 44th Floor
 New York, NY 10019
Jay D. Kranzler....................................................         3,477,277(5)             7.6%
Debby Jo Blank.....................................................         1,465,966(6)             3.4%
R. Michael Gendreau................................................           322,414(7)               *
Richard M. Crooks, Jr..............................................         1,131,897(8)             2.7%
Jack H. Vaughn.....................................................            66,000(9)               *
Philip J. O'Reilly.................................................            66,050(10)              *
Samuel D. Anderson.................................................           128,558(11)              *
David Golde........................................................            27,052(12)              *
All Directors and Named Executive Officers as a Group (8 persons)..         5,685,214               14.2%

--------
*  Less than one percent
 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13Ds filed with the Securities and Exchange Commission (the "Commission"). Except as shown otherwise in the table, the address of each stockholder listed is in care of the Company at 4350 Executive Drive, Suite 325, San Diego, California, 92121.
 (2) Except as otherwise indicated in the footnotes of this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants exercisable within 60 days of March 1, 1999 are deemed outstanding for computing the percentage of the person or entity holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. The publicly traded warrants were called for redemption in April 1999 and the holders had the option of exercising such warrants or being redeemed. Percentage of beneficial ownership is based upon 42,607,582 shares of the Company's Common Stock outstanding as of March 1, 1999.
 (3) This information was derived from information provided to the Company by Allen & Company Incorporated. Includes warrants to purchase 478,000 shares of Common Stock exercisable within 60 days of March 1, 1999 (125,000 of the warrants are held in the name of Susan Allen). Also includes 250,000 shares of Common Stock held in the name of Susan Allen.
 (4) Dr. Lindsay A. Rosenwald is the sole shareholder of Paramount Capital Asset Management, Inc. ("Paramount Capital"). Paramount Capital is the general partner of Aries Domestic Fund, L.P., a limited partnership incorporated in Delaware ("Aries Domestic") and the investment manager of The Aries Master Fund, a Cayman Islands trust ("The Aries Master Fund"). Includes warrants to purchase 37,500 shares of Common Stock held by Aries Domestic and warrants to purchase 87,500 shares of Common

     Stock held by The Aries Master Fund, in each case such warrants being exercisable within 60 days of March 1, 1999. Of the 9,992,302 shares of Common Stock (excluding warrants) indicated as beneficially held, Paramount Capital shares voting and dispositive power with the following persons or entities: Dr. Rosenwald with respect to 791,667 of the shares; Aries Domestic with respect to 2,696,000 of the shares; and The Aries Master Fund with respect to 6,504,635 of the shares.
 (5) Includes 3,007,343 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 1, 1999. Also includes 264,936 shares of Common Stock held by the Company's 401(k) plan for which Dr. Kranzler, as co-trustee of the 401(k) plan, has voting rights to such shares and 5,000 shares of Common Stock held by the Kranzler Children's Trust dated 1991. Dr. Kranzler disclaims beneficial ownership of the shares held by the Kranzler Children's Trust.
 (6) Includes 1,001,032 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 1, 1999. Also includes 264,936 shares of Common Stock held by the Company's 401(k) plan for which Dr. Blank, as co-trustee of the 401(k) plan, has voting rights to such shares.
 (7) Includes 322,414 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 1, 1999.
 (8) Includes 50,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 1, 1999. Also includes 692,829 shares of Common Stock and presently exercisable warrants to purchase 6,667 shares of Common Stock held by Allen & Company Incorporated, in which Mr. Crooks has a pecuniary interest pursuant to an arrangement with Allen & Company Incorporated.
 (9) Includes 65,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 1, 1999.
(10) Includes 50,000 shares of Common Stock issuable pursuant to options or other rights exercisable within 60 days of March 1, 1998.
(11) Includes 100,000 shares of Common Stock held by Samuel D. and Mary Ann H. Anderson as trustees of the Samuel and Mary Ann Anderson trust dated March 22, 1979. Also includes 28,558 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 1, 1999.
(12) Includes 27,052 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 1, 1998.

Compliance with Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's officers and directors and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission. Officers, directors and holders of more than ten percent (10%) of the Company's capital stock are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms were required for those persons, the Company believes that during fiscal year 1997 all of its officers, directors and holders of more than ten percent (10%) of the outstanding shares of the Company's capital stock complied with all Section 16(a) filing requirements applicable to them.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

   Each non-employee director of the Company is entitled to receive between $12,000 and $24,000 per year for such person's service as a director. Messrs. O'Reilly and Vaughn each received $12,000 in cash compensation for service as a director during fiscal year 1998. Messrs. Golde and Anderson each received $18,000 in cash compensation for service as director during fiscal year 1998. In addition, each non-employee director is entitled to receive an option to purchase 10,000 shares of common stock of the Company upon such non-employee directors initial election to the Board and an option to purchase an additional 10,000 shares of common stock of the Company upon each annual meeting of such non-employee director to the Board, however, Messrs. Anderson and Golde received an option to purchase 100,000 shares of common stock of the Company upon their initial election to the Board and are not entitled to receive additional option grants upon any annual meeting. Each of Messrs. Crooks, O'Reilly and Vaughn received an option to purchase 10,000 shares of common stock for service as a director during fiscal year 1998. Directors who are employees of the Company do not receive any fee for their service as directors. None of the Company's directors receive any fees for their service on any committee of the Board. All of the Company's directors are reimbursed for their out-of-pocket travel and accommodation expenses incurred in connection with their service as directors of the Company.

Compensation of Executive Officers

   The following table sets forth all compensation awarded or paid to and earned by, the Chief Executive Officer of the Company during the fiscal years ended December 31, 1998, 1997 and 1996 as well as those executive officers whose salary and bonus were in excess of $100,000 for services rendered to the Company during the fiscal year ended December 31, 1998 and one former executive officer who departed from the Company in March 1999 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                       Long-Term
                                               Annual Compensation  Compensation (1)
                                               -------------------- ----------------
                                                                         Shares       All Other
                                        Fiscal    Base                 Underlying    Compensation
      Name and Principal Position        Year  Salary($)  Bonus($)     Options(#)        ($)
      ---------------------------       ------ ---------- --------- ---------------- ------------
Jay D. Kranzler, M.D., Ph.D.,..........  1998  $ 277,000  $     --     $      --       $11,300(2)
 Chief Executive Officer, Chief
  Financial                              1997    245,000    125,000       277,440       10,800(3)
 Officer and Chairman of the Board       1996    240,000    135,000     3,025,327       10,700(4)
Debby Jo Blank, M.D.(5),...............  1998    244,000        --            --        52,000(6)
 President, Chief Operating Officer and  1997    215,500    101,500       101,415        9,500(7)
 Director                                1996    210,000    135,000     1,134,497      164,236(8)
R. Michael Gendreau, M.D...............  1998    167,400        --        150,000       10,000(9)
 Executive Vice President, Research and  1997    149,000        262           --         4,472(10)
 Development, Chief Medical Officer;     1996    145,000     25,000       125,000       57,805(11)
 and Chief Scientific Officer

--------
 (1) The Company's 1996 Equity Incentive Plan (the "1996 Plan"), Incentive Stock Option and Appreciation Plan and the 1988 Non-Qualified Stock Option Plan (collectively, the "Plans") are intended to further the interests of the Company by providing for the grant of stock awards to directors, officers and employees of and consultants to the Company.
 (2) Includes $1,300 paid by the Company on behalf of Dr. Kranzler for life insurance premiums during 1998, and $10,000 of contributions made by the Company under its 401(k) plan.
 (3) Includes $1,300 paid by the Company on behalf of Dr. Kranzler for life insurance premiums during 1997, and $9,500 of contributions made by the Company under its 401(k) plan.
 (4) Includes $1,200 paid by the Company on behalf of Dr. Kranzler for life insurance premium during 1996, and $9,500 of contributions made by the Company under its 401(k) plan.
 (5) Dr. Blank resigned from the Company effective March 1999.
 (6) Includes $42,000 paid to Dr. Blank for relocation costs associated with Dr. Blank's relocation to San Diego, California upon joining the Company. Also includes $10,000 of contributions made by the Company under its 401(k) plan.

 (7) Represents $9,500 in contributions made by the Company under its 401(k) plan.
 (8) Includes $154,736 paid to Dr. Blank for relocation costs and related tax gross-ups associated with Dr. Blank's relocation to San Diego, California upon joining the Company. Also includes $9,500 of contributions made by the Company under its 401(k) plan.
 (9) Represents $10,000 in contributions made by the Company under its 401(k) plan.
(10) Represents $4,472 in contributions made by the Company under its 401(k) plan.
(11) Includes $52,583 paid to Dr. Gendreau for relocation costs associated with Dr. Gendreau's relocation to San Diego, California. Also includes $5,222 of contributions made by the Company under its 401(k) plan.

             STOCK OPTION GRANTS AND EXERCISES IN LAST FISCAL YEAR

   The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1998 to the Named Executive Officers:

                                 Individual Grants
                         ----------------------------------
                                                                            Potential Realizable
                                                                              Value at Assumed
                                       % of Total                             Annual Rates of
                                        Options                                    Stock
                           Shares      Granted to  Exercise                   Appreciation for
                         Underlying   Employees in  Price                    Option Term($)(2)
                           Options       Fiscal      Per                    --------------------
          Name           Granted (#)   Year(%)(1)  Share($) Expiration Date    5%        10%
          ----           -----------  ------------ -------- --------------- --------- ----------
R. Michael Gendreau,
 M.D., Ph.D.............    50,000(3)     3.9%     $1.43750    12/31/07        45,202    114,500
                           100,000(3)     7.8%     $2.34375      8/9/08        73,699    186,767

--------
(1) Based upon options to purchase a total of 1,311,625 shares of common stock of the Company granted during the fiscal year 1998.
(2) The potential realizable value is based upon the assumption that the fair market value of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. Actual realizable value, if any, on stock option exercises is dependent on the future performance of the common stock and overall market conditions, as well as the option holders continued employment through the vesting period.
(3) Such options vest 25% on the one-year anniversary of the date of grant with the remainder vesting ratably and daily over the following three-year period.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

   The following table sets forth certain information as of December 31, 1998, regarding options held by the Named Executive Officers. None of such individuals exercised any options during the fiscal year ended December 31, 1998. There were no stock appreciation rights outstanding at December 31, 1998.

                                                         Number of Shares        Value of Unexercised
                                                      Underlying Unexercised    In-The-Money Options as
                                                       Options at FY-End (#)        of FY-End ($)(2)
                         Shares Acquired    Value    ------------------------- -------------------------
                          Upon Exercise  Realized(1) Exercisable Unexercisable Exercisable Unexercisable
          Name           --------------- ----------- ----------- ------------- ----------- -------------
Jay Kranzler, M.D.,
 Ph.D...................     199,998      $174,998    2,653,144     449,625    $3,962,341    $657,133
Debby Jo Blank, M.D.....     199,998      $174,998      868,614     167,300    $1,296,570    $244,625
R. Michael Gendreau,
 M.D....................         --            --       224,235     191,765    $  245,070    $193,080

--------
(1) Calculations based upon $2.375, the closing sales price, of common stock as reported on the Nasdaq SmallCap Market on August 6, 1998 (the exercise date), less exercise price.
(2) Calculation based upon $3.00, the closing sales price of the underlying shares of common stock as reported on the Nasdaq SmallCap Market on December 31, 1998, less exercise price.

                  EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

   Jay D. Kranzler, MD., Ph.D., the Company's Chief Executive Officer, Chief Financial Officer and Chief Scientific Officer had a base salary in 1998 of $277,000, and was entitled to performance based bonuses of up to an additional twenty-five percent (25%) of annual base salary and certain options to purchase common stock of the Company, as described below. In addition to his base salary and bonus, under his employment agreement and on January 19, 1996, Dr. Kranzler was granted an option to purchase 3,025,327 shares of common stock of the Company (which amount represented eight percent (8%) of the Company's common stock on a fully diluted basis on the date of grant) at an exercise price equal to $1.50 per share. The options vest twenty-five (25%) immediately upon grant and thereafter ratably and daily over a four (4) year period. Dr. Kranzler's options shall fully vest upon the occurrence of any merger, consolidation, corporate reorganization or transfer of all or substantially all of the assets of the Company and upon the termination without cause of Dr. Kranzler's employment with the Company. In August 1997, Dr. Kranzler was granted an option to purchase 277,440 shares of the Company's common stock at an exercise price of $1.625 per share. As of March 1, 1999, options to purchase 2,998,772 shares of common stock had vested.

   In April 1996, the Company entered into an employment agreement with Dr. R. Michael Gendreau, the Company's Executive Vice President, Research and Development, Chief Scientific Officer and Chief Medical Officer, whereby Dr. Gendreau annual compensation consists of base salary of $167,400. The Company also granted Dr. Gendreau options to purchase up to 125,000 shares of the Company's common stock at an exercise price of $2.019 per share. On January 1, 1998, Dr. Gendreau was granted an option to purchase 50,000 shares of common stock of the Company at an exercise price of $1.4375 per share and On August 10, 1998 he was granted an additional option to purchase 100,000 shares of the Company's common stock at an exercise price of $2.3438. As of March 1, 1999,options to purchase a total of 309,846 shares of common stock had vested. In the event that Dr. Gendreau's employment with the Company is terminated by the Company without cause due to a corporate merger or acquisition, Dr. Gendreau will receive severance pay equal to $72,500.

   In February 18, 1999, the Company entered into an employment agreement with Carl F. Bobkoski, the Company's President, Chief Operating Officer and Corporate Secretary, whereby Mr. Bobkoski's annual compensation consists of base salary of $215,000 and he is eligible at the sole discretion of the Board for an annual bonus equal to 25% of his base salary. The Company also granted Mr. Bobkoski options to purchase up to 500,000 shares of the Company's common stock at an exercise price of $2.75 per share. In the event that Mr. Bobkoski's employment with the Company is terminated by the Company without cause due to a corporate merger or acquisition, Mr. Bobkoski's options shall become fully exercisable.

         REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION/1/

   The Compensation Committee (the Committee) is comprised of directors who are not employees of the Company. The Committee is responsible for establishing and administering the Company's executive compensation arrangements.

   The Company believes that a competitive, goal-oriented compensation policy is critically important to the creation of value for stockholders. To that end, the Company has created an incentive compensation program intended to reward outstanding individual performance. Under the Omnibus Budget Reconciliation Act of 1993, beginning in 1994, the federal income tax deduction for certain types of compensation paid to the Chief Executive Officer and four other most highly compensated officers of publicly held companies is limited to $1,000,000 per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and believes that the deductibility of compensation payable in 1997 will not be affected by this limitation.

 Compensation Philosophy

   The Company's compensation program is intended to implement the following principles:

 .  Compensation should be related to the value created for stockholders.

 . Compensation programs should support the short-term and long-term strategic goals and objectives of the Company.

 . Compensation programs should reflect and promote the Company's values and reward individuals for outstanding contributions to the Company's success.

 . Short-term and long-term compensation programs play a critical role in attracting and retaining well-qualified executives

 . While compensation opportunities should be based in part upon individual contribution, the actual amounts earned by executives in variable compensation programs should also be based upon how the Company performs.

   The Company's executive compensation for the Chief Executive Officer and all other executives is based upon three components, each of which is intended to serve the Company's compensation principles.

 Base Salary

   Base salary is targeted at the competitive median for similar companies in the biotechnology industry. For the purpose of establishing these levels, the Committee compares the Company's compensation structure from time to time with the companies covered in a compensation survey of the biotechnology industry entitled, Biotechnology Compensation and Benefits Survey, which is prepared by Radford Associates and sponsored by the Biotechnology Industry Organization. Many of the Companies covered in that survey are also included in the published industry line-of-business index included in the Company's Stock Price Performance Graph, included elsewhere in this document.

   Based upon its reviews of industry data, the Compensation Committee determined that the base salaries of the Chief Executive Officer and all other executive officers were appropriate and necessary to attract individuals of such high caliber within the biotechnology industry. The Committee reviews the salaries of the Chief Executive Officer and other executive officers each year and such salaries may be increased based upon (i) the individuals performance and contribution to the Company and (ii) increases in median competitive pay levels.
--------
/1 /The material in this report is not "soliciting material," is not deemed filed the SEC and is not to be incorporated by reference in any filing Company under the Securities Act of 1933 as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

 Annual Incentives

   The Company has a cash bonus program whereby bonus amounts are determined based upon the achievement of corporate goals and individual performance. Any bonus is based, in part, upon Company performance and in part on individual performance. The Committee believes bonus amounts are similar to those paid by other companies in the biotechnology industry.

   Based upon the Committees review of the financial performance of the Company, no annual incentive bonuses were awarded to any members of senior management for 1998.

 Long-Term Incentives

   Long-term incentive compensation is provided through grants of options to purchase shares of the Company's common stock to the Chief Executive Officer and other executive officers. The stock options are intended to retain and motivate all employees to improve long-term performance of the Company. It is common in the biotechnology industry to grant stock options to all employees. As of the beginning of 1997, stock options had been granted to all full-time employees of the Company. The Committee believes the amount and value of such grants are based upon levels similar to other companies in the biotechnology industry.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

   The Company appointed Jay D. Kranzler, M.D., Ph.D. as its new Chief Executive Officer on December 28, 1995. Accordingly, his compensation was determined based upon prevailing compensation packages in the biotechnology industry, since a compensation package consistent with the biotechnology industry was believed necessary to attract an individual of Dr. Kranzler's caliber. His annual compensation consists of base salary of $277,000 and cash bonuses of up to twenty-five percent (25%) of his annual base salary. In addition, under his employment agreement, Dr. Kranzler was granted options to purchase 3,025,327 shares of the Company's Common Stock at an exercise price of $1.50 per share. During 1998, Dr. Kranzler was not paid any cash bonuses determined as a percentage of his base salary and his base compensation was not increased.

   Generally, stock options are granted with an exercise price equal to prevailing market value. The stock options generally vest in increments over a period of years and an employee must be employed by the Company at the time of vesting in order to exercise his or her options.

                                          Compensation Committee
                                          Richard M. Crooks, Jr.
                                          Philip J. O'Reilly
                                          Jack H. Vaughn

                         STOCK PRICE PERFORMANCE GRAPH

 Comparison of Cumulative Return on Investment

   The following Stock Price Performance Graph compares the Company's cumulative total stockholder return on the Company's common stock for the periods indicated with the cumulative total return of the NASDAQ OTC Index and the NASDAQ Pharmaceuticals Stock Index. The Company has not declared any dividends since its inception. The Board and the Committee recognize that the market price of the Company's common stock is influenced by many factors, only one of which is Company performance. The historical stock price performance shown on the Stock Price Performance Graph is not necessarily indicative of future stock price performance./2/


                             [GRAPH APPEARS HERE]



            Nasdaq OTC      Cypress Bioscience     Nasdaq Pharmaceutical Index
          (black diamond)     (black square)            (white triangle)
          ---------------   ------------------     ---------------------------
     1993       100.0             100.0                      100.0
     1994        97.8              56.7                       75.3
     1995       138.3              70.8                      138.0
     1996       170.0              49.1                      138.5
     1997       208.6              35.8                      143.0
     1998       293.2              74.8                      183.0


   The above comparison assumes $100 was invested in the Company's common stock and each index on December 31, 1993.
--------
/2 /The material in this report is not "soliciting material," is not deemed filed the SEC and is not to be incorporated by reference in any filing Company under the Securities Act of 1933 as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In September 1998, the Company completed a private placement of 3,063,561 shares of the Company's Series A Convertible Preferred Stock (the Preferred Shares) with certain accredited investors at a purchase price of $1.50 per share. Net proceeds (after deducting placement fees of approximately $113,000, and other related issuing costs of approximately $152,000) to the Company were approximately $4.3 million. Merrill Weber & Company, Joseph Stevens & Co., Inc., Evolution Capital and The May Davis Group acted as non-exclusive placement agents for the Company and received $2,250, $16,260, $67,500 and $27,000, respectively, in placement agency fees. Samuel D. Anderson, a director of the Company, and James A Holland, Mr. Anderson's brother-in-law, both participated in the private placement. Mr. Anderson purchased 100,000 shares of the Preferred Shares in the name of Samuel D. Anderson and Mary Ann H. Anderson, Trustees of the Samuel and Mary Ann Anderson Trust dated March 22, 1979.

   Mr. Richard Crooks, Jr., a director of the Company, is a director of and consultant to, Allen & Company Incorporated, a principal stockholder of the Company. As of March 1, 1999, Mr. Crooks beneficially held approximately 2.7% of the Company's common stock.

   The Company has also entered into an employment agreement with its three executive officers, as described under the caption Management--Employment Agreements. The Company has granted stock options to certain directors and executive officers of the Company. See Management--Executive Compensation.

   The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers and currently maintains directors and officers insurance coverage.

                                 OTHER MATTERS

   The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy card to vote on such matters in accordance with their best judgment.

   The Company will furnish to record and beneficial holders of its Common Stock upon request, free of charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the Securities and Exchange Commission upon written request to: Carl F. Bobkoski, Corporate Secretary, Cypress Bioscience, Inc., 4350 Executive Drive, Suite 325, San Diego, California 92121.

                                          By Order of the Board of Directors

                                          Carl F. Bobkoski
                                          Corporate Secretary

August 13, 1999

                                  APPENDIX A-1

 CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                          OF CYPRESS BIOSCIENCE, INC.

   Cypress Bioscience, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

   FIRST: The name of the Corporation is Cypress Bioscience, Inc.

   SECOND: The date on which the Corporation's Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State is April 18, 1996.

   THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend the first paragraph of ArticleIV of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

  "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 75,000,000, 60,000,000 of which shall be shares of one class of Common Stock, par value $.02 per share, and 15,000,000 of which shall be shares of Preferred Stock, $.02 par value per share ("Preferred Stock"). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each two (2) shares of the Corporation's Common Stock, par value $.02 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.02 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock entitled to receive cash for such holders fractional share based upon the closing sales price of the Corporation's Common Stock as reported on the Nasdaq SmallCap Market as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware."

   FOURTH: This Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

   IN WITNESS WHEREOF, Cypress Bioscience, Inc. has caused this Certificate of
Amendment to be signed by its Chief Executive Officer as of    ,   .

                                          CYPRESS BIOSCIENCE, INC.

                                          _________________________________
                                           Jay D. Kranzler, M.D., Ph.D.  Chief
                                           Executive Officer

                                  APPENDIX A-2

 CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                          OF CYPRESS BIOSCIENCE, INC.

   Cypress Bioscience, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

   FIRST: The name of the Corporation is Cypress Bioscience, Inc.

   SECOND: The date on which the Corporation's Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State is April 18, 1996.

   THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend the first paragraph of ArticleIV of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

  "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 75,000,000, 60,000,000 of which shall be shares of one class of Common Stock, par value $.02 per share, and 15,000,000 of which shall be shares of Preferred Stock, $.02 par value per share ("Preferred Stock"). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each two and one-half (2.5) shares of the Corporation's Common Stock, par value $.02 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.02 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock entitled to receive cash for such holders fractional share based upon the closing sales price of the Corporation's Common Stock as reported on the Nasdaq SmallCap Market as of the date this Certificate of Amendment is filed with the Secretary of State of Delaware."

   FOURTH: This Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

   IN WITNESS WHEREOF, Cypress Bioscience, Inc. has caused this Certificate of
Amendment to be signed by its Chief Executive Officer as of    ,   .

                                          CYPRESS BIOSCIENCE, INC.

                                          _________________________________
                                           Jay D. Kranzler, M.D., Ph.D.  Chief
                                           Executive Officer

                                  APPENDIX A-3

 CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                          OF CYPRESS BIOSCIENCE, INC.

   Cypress Bioscience, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

   FIRST: The name of the Corporation is Cypress Bioscience, Inc.

   SECOND: The date on which the Corporation's Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State is April 18, 1996.

   THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend the first paragraph of ArticleIV of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

  "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 75,000,000, 60,000,000 of which shall be shares of one class of Common Stock, par value $.02 per share, and 15,000,000 of which shall be shares of Preferred Stock, $.02 par value per share ("Preferred Stock" ). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each three (3) shares of the Corporation's Common Stock, par value $.02 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.02 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock entitled to receive cash for such holders fractional share based upon the closing sales price of the Corporation's Common Stock as reported on the Nasdaq SmallCap Market as of the date this Certificate of Amendment is filed with Secretary of State of the State of Delaware."

   FOURTH: This Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

   IN WITNESS WHEREOF, Cypress Bioscience, Inc. has caused this Certificate of
Amendment to be signed by its Chief Executive Officer as of   ,   .

                                          CYPRESS BIOSCIENCE, INC.

                                          _________________________________
                                           Jay D. Kranzler, M.D., Ph.D.  Chief
                                           Executive Officer

                                  APPENDIX A-4

 CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                          OF CYPRESS BIOSCIENCE, INC.

   Cypress Bioscience, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

   FIRST: The name of the Corporation is Cypress Bioscience, Inc.

   SECOND: The date on which the Corporation's Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State is April 18, 1996.

   THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend the first paragraph of ArticleIV of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

  "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 75,000,000, 60,000,000 of which shall be shares of one class of Common Stock, par value $.02 per share, and 15,000,000 of which shall be shares of Preferred Stock, $.02 par value per share ("Preferred Stock"). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each three and one-half (3.5) shares of the Corporation's Common Stock, par value $.02 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.02 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock entitled to receive cash for such holders fractional share based upon the closing sales price of the Corporation's Common Stock as reported on the Nasdaq SmallCap Market as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware."

   FOURTH: This Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

   IN WITNESS WHEREOF, Cypress Bioscience, Inc. has caused this Certificate of
Amendment to be signed by its Chief Executive Officer as of    ,  .

                                          CYPRESS BIOSCIENCE, INC.

                                          _________________________________
                                           Jay D. Kranzler, M.D., Ph.D.  Chief
                                           Executive Officer

                                  APPENDIX A-5

 CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                          OF CYPRESS BIOSCIENCE, INC.

   Cypress Bioscience, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

   FIRST: The name of the Corporation is Cypress Bioscience, Inc.

   SECOND: The date on which the Corporation's Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State is April 18, 1996.

   THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend the first paragraph of ArticleIV of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

  "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 75,000,000, 60,000,000 of which shall be shares of one class of Common Stock, par value $.02 per share, and 15,000,000 of which shall be shares of Preferred Stock, $.02 par value per share ("Preferred Stock"). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each three (3) shares of the Corporation's Common Stock, par value $.02 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.02 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock entitled to receive cash for such holders fractional share based upon the closing sales price of the Corporation's Common Stock as reported on the Nasdaq SmallCap Market as of the date this Certificate of Amendment is filed with Secretary of State of the State of Delaware."

   FOURTH: This Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

   IN WITNESS WHEREOF, Cypress Bioscience, Inc. has caused this Certificate of
Amendment to be signed by its Chief Executive Officer as of    ,   .

                                          CYPRESS BIOSCIENCE, INC.

                                          _________________________________
                                           Jay D. Kranzler, M.D., Ph.D.  Chief
                                           Executive Officer

                           CYPRESS BIOSCIENCE, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON SEPTEMBER 14, 1999


     The undersigned hereby appoints Jay D. Kranzler and Carl Bobkoski, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Cypress Bioscience, Inc. (the "Company") which the undersigned may be entitled to vote at the 1999 Annual Meeting of Stockholders of Cypress Bioscience, Inc. to be held on September 14, 1999 at 10:00 a.m., local time at the Company's offices located at 4350 Executive Drive, Suite 325, San Diego, California 92121, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with descretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.


                  (Continued and to be signed on other side)

     [X]  Please mark your        ---
          votes as in this        |
          example using
          dark ink only.


MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW


                                        For the nominee     Withhold Authority
                                        listed below        to vote for all
                                        (except as          nominees listed
                                        marked to the       below.
                                        contrary below).

PROPOSAL 1:  To elect one director
             to hold office                  [__]                [__]
             until the 2002 Annual
             Meeting of Stockholders.

NOMINEE:     Mr. Phillp J. O'Reilly

To withhold authority to vote for any nominee(s) write such nominee(s)' name(s) below:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 2, 3 AND 4


                                                      For     Against    Abstain
PROPOSAL 2:  To approve a series of amendments to
             the Company's Amended and Restated       [__]      [__]      [__]
             Certificate of Incorporation to effect,
             at any time prior to the 2000 Annual
             Meeting of Stockholders, a reverse
             stock split of the Company's Common
             Stock whereby each outstanding 2, 2.5,
             3, 3.5 or 4 shares, would be combined,
             converted and changed into one share
             of Common Stock, with the effectiveness
             of one of such amendments and the
             abandonment of the other amendments,
             or the abandonment of all amendments
             as permitted under Section 242(c) of
             the Delaware General Corporation Law,
             to be determined by the Board of
             Directors;

PROPOSAL 3:  To approve an amendment to the           [__]      [__]      [__]
             Company's Amended and Restated
             Certificate of Incorporation to
             increase the authorized number of
             shares of Common Stock from 60,000,000
             to 75,000,000 shares; and

                PROPOSAL 4:  To ratify the selection  [__]      [__]      [__]
                             of Ernst & Young LLP
                             as the Company's
                             Independent auditors
                             for the fiscal year
                             ending December 31, 1999.


                     PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.


Signature(s)                                            Dated:            , 1999
            --------------------------------------------------------------

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.